EXHIBIT 99.1


                                                     [INSIGNIA LOGO]
                                         Contact: Scott Drill, President and CEO
                                             (763) 392-6200; (800) 874-4648
FOR IMMEDIATE RELEASE
---------------------

        INSIGNIA SYSTEMS, INC. AGREES TO PRIVATE PLACEMENT OF $2,490,000;
             EXTENDS $1.5 MILLION LINE OF CREDIT THROUGH APRIL 2006

MINNEAPOLIS - DECEMBER 1, 2004 - Insignia Systems, Inc. (Nasdaq: ISIG) announced today that the Company entered into a Purchase Agreement for the sale of 2,490,000 shares of its Common Stock in a private placement to a group of investors at a price of $1.00 per share. The Company expects to close the transaction on Friday, December 3, 2004. Los Angeles based T.R. Winston and Company acted as placement agent. The cash infusion will allow the Company to fund working capital needs.

In accordance with the terms of the Registration Rights Agreement entered into by the Company and the investors in connection with this financing, the Company has agreed to register these shares for resale under the Securities Act of 1933.

The Company also announced today that its $1.5 million line of credit agreement with Itasca Business Credit, Inc. has been extended through April 2006.

Insignia President and CEO Scott Drill commented: "After completing this private placement, our cash position will be approximately $6 million. The combination of our bank line and cash puts us in a strong position to fund our working capital needs for the foreseeable future. We are optimistic about our prospects for 2005 based on continued improvement in our POPS (Point-of-Purchase Services) business."

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestle, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.


                                    - more -


    Insignia Systems, Inc. o 6470 Sycamore Court North, Maple Grove, MN 55369
                    o Phone 763-392-6200 o Fax 763-392-6222
        http://www.insigniasystems.com o email: info@insigniasystems.com

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DECEMBER 1, 2004                                                         PAGE 2

         INSIGNIA SYSTEMS CLOSES ON PRIVATE PLACEMENT; EXTENDS LOC TERM

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company's actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company's SEC Form 10-K for the year ended December 31, 2003 and SEC Form 10-Q for the quarter ended September 30, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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    Insignia Systems, Inc. o 6470 Sycamore Court North, Maple Grove, MN 55369
                    o Phone 763-392-6200 o Fax 763-392-6222
        http://www.insigniasystems.com o email: info@insigniasystems.com